SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

Metalline Mining Company
(Exact name of registrant as specified in its charter)

Nevada	91-1766677
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6400 S. Fiddlers Green Circle, Suite 950
Greenwood Village, CO 80111
 (Address of principal executive offices)

Metalline Mining Company 2010 Stock Option and Stock Bonus Plan
(full title of the plan)

Robert J. Devers, Chief Financial Officer
Metalline Mining Company
6400 S. Fiddlers Green Circle, Suite 950
Greenwood Village, CO 80111
(303) 796-3020
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Theresa Mehringer, Esq. Burns Figa & Will, P.C. 6400 S. Fiddlers Green Circle, Suite 1000 Greenwood Village, Colorado 80111 (303) 796-2626
______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company:

Large accelerated filer ☐                       Accelerated filer   ☑    Non-accelerated filer ☐                        Smaller reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $.01 par value per share, under the:
Metalline Mining 2010 Stock Option and Stock Bonus Plan	10,300,000	$1.09	$11,227,000	$1,304
Total	10,300,000	$1.09	$11,227,000	$1,304

(1)
This Registration Statement covers 10,300,000 shares of common stock, $0.01 par value per share, of Metalline Mining Company (the “Common Stock”) issued or issuable pursuant to the Metalline Mining Company 2010 Stock Option and Stock Bonus Plan (the “Plan”). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the Plan, as necessary to adjust the number of shares reserved for issuance pursuant to the Plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act").  The calculation of the registration fee is based upon a per share price of $1.09 which was the closing price of Metalline Mining Company common stock on January 13, 2011, as reported for such date on the NYSE Amex Stock Exchange.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission by the registrant, Metalline Mining Company, a Nevada corporation (the "Company"), are hereby incorporated by reference in this Registration Statement:

(a)           Our Annual Report on Form 10-K for the fiscal year ended October 31, 2010 (filed January 14, 2011).

(b)           Our Registration Statement on Form 10-SB filed with the SEC under Section 12(g) of the Securities Exchange Act of 1934 on October 15, 2009, as amended by Form 8-A filed on November 2, 2006 and on November 8, 2006.

(c)           All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K),  and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES

Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws require us to indemnify our officers, directors, employees and agents against certain liabilities incurred by them in those capacities if they acted in good faith and reasonably believed their conduct was in our best interests or not opposed to it.  We are also required to indemnify a person who is or was a director, officer, employee or agent of ours and who was successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses, which include attorneys’ fees, incurred by him or her in connection with the proceeding.

We have also entered into employment agreements with our executive officers which require that to the fullest extent permitted by applicable law that we indemnify, defend and hold such executive officer harmless from any and all claims, actions, costs, expenses, damages and liabilities arising out of or in connection with activities of that officer in connection with and within the scope of his employment.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable

Item 8.  EXHIBITS

Exhibit Number	Description
4.1	Metalline Mining Company 2010 Stock Option and Stock Bonus Plan (1)
5.1	Opinion of Burns, Figa & Will, P.C. regarding the legality of the common stock being registered.
23.1	Consent of Hein & Associates, Independent Registered Public Accounting Firm.
23.2	Consent of Burns, Figa & Will, P.C. (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)

(1)           Incorporated by reference from Form 8-K dated February 3, 2010.

Item 9.  UNDERTAKINGS

A.           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwood Village, Colorado on January 14, 2011.

METALLINE MINING COMPANY

By: /s/ Gregory Hahn
       Gregory Hahn, Interim President and
       Chief Executive Officer

By: /s/ Robert J. Devers
       Robert J. Devers, Chief Accounting Officer,
       Chief Financial Officer and Principal
       Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory Hahn and Robert J. Devers as true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and Registration Statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Brian Edgar Brian Edgar	Executive Chairman and Director	January 14, 2011

/s/ Gregory Hahn Gregory Hahn	Interim Chief Executive Officer, Interim President and Director	January 14, 2011

/s/ Murray Hitzman Murray Hitzman	Director	January 14, 2011

/s/ Duncan Hsia Duncan Hsia	Director	January 14, 2011

/s/ Robert Kramer Robert Kramer	Director	January 14, 2011

/s/ Wesley Pomeroy Wesley Pomeroy	Director	January 14, 2011